Exhibit 21

SUBSIDIARIES

Future Now, Inc., a Delaware corporation

Intellectual Property Licensing Group, Inc., a Delaware corporation

Elemental Business, Inc. a Utah corporation

Future Now Consulting, Inc., a Delaware corporation